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                                                                EXHIBIT 99(d)(3)


                              CONSULTING AGREEMENT

     AGREEMENT by and between Danaher Corporation, a Delaware corporation (the "Company"), and Gideon Argov (the "Consultant"), dated as of the 4th day of May, 2000.

     WHEREAS, pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, by and among the Company, King DC Acquisition Corp., a New York corporation and a subsidiary of the Company (the "Purchaser"), and Kollmorgen Corporation, a New York corporation ("Kollmorgen"), Purchaser shall be merged with and into Kollmorgen with Kollmorgen continuing as the surviving corporation (the "Merger"); and

     WHEREAS, prior to consummation of the Merger, the Consultant will continue to serve as Chairman of the Board, President and Chief Executive Officer of Kollmorgen; and

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that the Consultant will be removed as Chairman of the Board, President and Chief Executive Officer of Kollmorgen immediately upon consummation of the Merger and it is in the best interests of the Company to retain the services of the Consultant on the terms and conditions set forth below, and the Consultant is willing to render such services.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1.  Benefits under Existing Agreements.  Effective as of the consummation
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of the Merger (the "Effective Time"), the Consultant shall cease to serve as the
Chairman of the Board, President and Chief Executive Officer of Kollmorgen and his employment with Kollmorgen shall terminate. Such termination of employment shall be deemed an "Involuntary Termination" under the Retention Agreement, dated March 17, 1998, between the Consultant and Kollmorgen (the "Retention Agreement"), and the Company shall cause Kollmorgen to promptly perform all its obligations under the Retention Agreement to the Consultant arising from such Involuntary Termination, except that the Consultant shall not be entitled to any severance payments under Section 3(a) of the Retention Agreement. On the Effective Time, the Consultant shall deliver to the Company the Release in the form attached as Exhibit A to the Retention Agreement (as revised to appropriately reflect this Agreement).

     2.  Consulting Period.  The Consultant shall make himself available to
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render consulting services, on the terms and conditions set forth in this
Agreement, for the period beginning on the Effective Time, and ending on the earlier of (i) the sixth anniversary thereof and (ii) the date this Agreement is terminated by the Company or the Consultant upon 10 business days' advance written notice (the "Consulting Period"); provided, however, that this Agreement shall not be terminable by the Company for any reason other than the death or permanent disability of the Consultant or a material breach by the Consultant of the provisions hereof, which breach is (if curable) not cured by the Consultant within 10 business days after delivery to him by the Company of a written notice setting forth the nature of such breach in reasonable detail.
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     3.  Consulting Services.  During the Consulting Period, the Consultant
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shall render such services on a part-time basis as may be reasonably requested from time to time by the Board and/or the Chief Executive Officer of the Company (taking into account the Consultant's other obligations) including, but not limited to, assisting with the integration of Kollmorgen into the Company and assisting with the Intellectual Property Claims and the Pending Acquisition (each such term as defined below). The Consultant's services shall be performed at such times and locations as shall be mutually convenient to the Consultant and the Company; provided, however, that during any month in the Consulting Period the Consultant shall not be required to perform services hereunder for more than 20 hours without his consent.

     4.  Consulting Fee.  In consideration of the foregoing, the Company shall
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pay the Consultant a consulting fee in accordance with the following schedule:
$1,000,000 at the Effective Time, and $78,991.34 per month for each month of the Consulting Period, in arrears.

     5.  Consequences of Early Termination of the Consulting Period.  In the
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event that the Consulting Period is terminated pursuant to clause (ii) of
Section 2 above, the following shall apply:

     (a) if such termination is as a consequence of the Consultant's death or permanent disability, the Consultant or his estate, as the case may be, shall (i) be paid a lump sum in cash equal to the sum of any earned but unpaid Consulting Fees and 12.086% of the Consulting Fee payments that would have been payable for the remainder of the Consulting Period if no such termination had occurred and (ii) continue to be entitled to payments provided in Sections 6 and 7 hereof in accordance with their respective terms;

     (b) if such termination is as a consequence of the Consultant's material breach of Section 10, as finally determined by a Court of competent jurisdiction, the Consultant shall (i) be paid only earned but unpaid Consulting Fees and (ii) forfeit the right to receive any future payments under Section 6 or 7 hereof; and

     (c) if such termination is as a consequence of any other material breach (including a resignation by the Consultant other than as a consequence of the Company's breach of this Agreement), the Consultant shall (i) be paid the lump sum cash amount described in Section 6(a)(i) above and (ii) be subject to Section 6(b)(ii) above.

     6.  Intellectual Property Claim Payout.  The Company shall pay the
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Consultant an amount equal to 2% of the value of each settlement or judgment reached by or awarded to (as applicable) Kollmorgen or any of its affiliates at any time prior the sixth anniversary of the Effective Time in respect of the legal actions initiated by Kollmorgen relating to the infringement of its intellectual property rights in existence as of the Effective Time (the "Intellectual Property Claims"), less actual legal expenses and other actual expenses incurred by Kollmorgen in litigating the relevant Intellectual Property Claim ("Expenses") but before taxes (the "Success Payment"). If the payment by the defendants of settlements or judgments relating to such Intellectual Property Claims (the "Resolution Payment") is in the form of non-cash

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consideration, such non-cash consideration shall be valued by an independent appraiser, who shall be appointed by the Company subject to the approval of the Consultant, which shall not unreasonably be withheld. If the Resolution Payment involves the payment of royalty fees, the Consultant shall be entitled to receive an amount equal to 2% of the royalty fees received throughout the period during which the royalty fee is paid (after appropriate allocation of the Expenses). The Consultant understands and agrees that the decision to prosecute or pursue any Intellectual Property Claims or to settle any such Intellectual Property Claims, and the terms of any settlement or such claims, shall be at the Company's sole discretion.

     7.  Transaction Finders Fee.  The Company shall pay the Consultant a
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finders fee at the time of the consummation of the "D Acquisition" (the "Pending
Acquisition") in an amount equal to 2% of the aggregate value of the consideration (including assumption of debt and excluding cash in hand at the acquired company) paid by Kollmorgen or any of its affiliates in connection with the consummation of the Pending Acquisition (the "Finders Fee"). The Consultant understands and agrees that both the decision to effect the Pending Acquisition and the terms of any such transaction shall be at the Company's sole discretion. Should a dispute arise between the parties hereto concerning the value of the consideration relating to the Pending Acquisition and described in this Section 7, the value of such consideration shall be determined by an independent appraiser, who shall be appointed by the Company subject to the approval of the Consultant, which shall not unreasonably be withheld.

     8.  Restrictive Covenants.  (a) During the Consulting Period and at
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all times thereafter, the Consultant shall not disclose to anyone who is not employed by the Company or an affiliate thereof (which will include, after the Effective Time, Kollmorgen), or to any employee of the Company or an affiliate who, to the knowledge of the Consultant, is not authorized to receive such information, any confidential or proprietary information of the Company or any of its affiliates or any confidential information relating to the former or present customers or potential customers of the Company or any of its affiliates of which the Consultant became aware during his employment by the Company of any of its affiliates or of which he becomes aware during the Consulting Period. The Consultant shall hold in a fiduciary capacity for the benefit of the Company or any of its affiliates, as applicable, all secret, confidential or proprietary information, knowledge or data relating to the Company or any of its affiliates and their respective businesses that the Consultant obtained during his employment by the Company or any of its affiliates or that he obtains during the Consulting Period and that is not public knowledge (other than as a result of the Consultant's violation of this Section 8(a)) ("Confidential Information"). The Consultant shall not communicate, divulge or disseminate Confidential Information at any time during or after the Consulting Period, except with the prior written consent of the Company or as otherwise required by law or legal process. If the Consultant is required by law or legal process to divulge any Confidential Information, he shall promptly inform the Company and cooperate with the Company in seeking confidential treatment for such information.

        (b) During the Consulting Period and for two years thereafter (the "Noncompetition Period"), the Consultant shall not, directly or indirectly, without the prior written consent of the Board, engage in or become associated with a Competitive Activity anywhere in Europe (including the Middle East) or North America except as may be required in the course of the Consultant's performance of services hereunder. For purposes of this Section 8:

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(i) a "Competitive Activity" means any business or other endeavor that engages in the electronic motion control business in competition with Kollmorgen, the Company or any of their respective affiliates or consulting with respect thereto; and (ii) the Consultant shall be considered to have become "associated with a Competitive Activity" if he becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, agent, partner, advisor, representative, stockholder, financial backer, lender or in any other capacity calling for the rendition of the Consultant's personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity (a "Competitor"); provided, however, that the Consultant shall not be considered "associated with a Competitive Activity" unless he is directly or indirectly assisting, supporting, advising or otherwise providing personal services to that portion of a Competitor's business that is primarily engaged in a Competitive Activity. Notwithstanding the foregoing, the Consultant may make and retain investments during the Noncompetition Period in less than five percent of the equity of any entity that is listed on a national securities exchange or regularly traded in an over-the-counter market.

        (c) During the Noncompetition Period, the Consultant shall not, directly or indirectly, on behalf of the Consultant or any other person, solicit for employment by other than the Company or any of its affiliates any person who is at that time, or has within 12 months of that time been, employed by the Company or any of its affiliates.

        (d) The Consultant acknowledges and agrees that: (i) the purpose of the foregoing covenants, including without limitation the noncompetition covenant of
Section 8(b), is to protect the goodwill, trade secrets and other confidential information of the Company (including those of Kollmorgen being acquired in the Merger); (ii) because of the nature of the business in which the Company and its affiliates are engaged and because of the nature of the confidential information to which the Consultant has access, it would be impractical and excessively difficult to determine the actual damages of the Company and its affiliates in the event the Consultant breached any of the covenants of this Section 8; and
(iii) remedies at law (such as monetary damages) for any breach of the Consultant's obligations under this Section 8 would be inadequate. The Consultant therefore agrees and consents that if he commits any breach of a covenant under this Section 8 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right to remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any provision of this Section 8 is finally determined by a court of competent jurisdiction to be unenforceable, the Consultant and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Section 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

        (e) Any termination of the Consultant's provision of consulting services or of this Agreement shall have no effect on the continuing operation and enforceability of this Section.

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     9.  Successors.  (a)  This Agreement is personal to the Consultant
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and, without the prior written consent of the Company, shall not be assignable by the Consultant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Consultant's legal representatives.

        (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     10.  Miscellaneous.  (a)  This Agreement shall be governed by, and
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construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware, and (iv) irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

        (b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

        (c) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

        (e) The Consultant acknowledges that his services hereunder are to be rendered as an independent contractor, and that he is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fee, Success Payment (if any) and Finders Fee (if any). Notwithstanding the preceding sentence, during the Consulting Period the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

        (f) The Consultant and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof; provided, however, that this Agreement shall in no way supersede, replace, or otherwise affect in any manner any rights which the Consultant has under any agreements between Consultant and Kollmorgen in respect of his employment by Kollmorgen, termination of such employment or otherwise.

        (g) This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts together shall together constitute one and the same instrument.

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        (h) Notwithstanding any other provision of this Agreement, this
Agreement shall be null and void and of no effect if the Merger is not consummated.

        IN WITNESS WHEREOF, the Consultant has hereunto set his hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                              /s/ Gideon Argov
                              ----------------------------------
                              GIDEON ARGOV



                              /s/ Daniel L. Comas
                              ----------------------------------
                              DANAHER CORPORATION


                              By: /s/ Daniel L. Comas
                                 -------------------------------
                                  Name: Daniel L. Comas
                                  Title: Vice President

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